Exhibit 10.1

Employment Agreement

This EMPLOYMENT AGREEMENT (this “Agreement”), is made effective as of the 2nd day of July, 2012, (the “Effective Date”) by and between Bioneutral Group, Inc., a Nevada corporation, with an address at 55 Madison Avenue, Suite 400, Morristown, New Jersey, 07960 (the “Company”) and Mr. Mark Lowenthal, an individual with an address at 311 Walnut Street, Englewood, New Jersey 07631 (the “Executive”).

RECITALS

WHEREAS, the Company is a specialty chemical corporation seeking to develop and commercialize a novel combinational chemistry-based technology (the “Business”);

WHEREAS, the Company wishes to engage the Executive as its Chief Executive Officer and President going forward; and

WHEREAS, the Executive desires to serve as the Chief Executive Officer and President of the Company.

NOW THEREFORE, in consideration of the promises and mutual covenants set forth herein, the parties agree as follows:

1.          Engagement.  The Executive is hereby engaged as the Company’s Chief Executive Officer and President, on the terms and conditions set forth herein.  In addition, for as long as the Executive continues to serve as the Company’s Chief Executive Officer and President, the Company agrees to cause the Executive to be nominated to the Company’s Board of Directors (the “Board”). The term of this Agreement shall be indefinite, commencing on the Effective Date (the “Term”).

2.          Type of Relationship.  Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment.  Any provision of this Agreement notwithstanding, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.  However, as described in this Agreement, the Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination.  Upon the termination of Executive’s employment for any reason other than for “just cause” as set forth in Section 6.1 hereof, Executive will be entitled to a severance payment (i) in an amount equal to three months of his Base Salary (as hereinafter defined) for the first year of service or fraction thereof plus six months of his Base Salary for each subsequent year served or fraction thereof, provided that severance shall not exceed two years of Base Salary; or (ii) if such termination is due to a Change in Control (as defined below), such payment shall not exceed an amount equal to the Executive’s Base Salary.

3.          Duties.  The Executive shall perform those functions generally performed by persons of his title and position without any requirement of further authority from the Company or from the Board including, but not limited to, engaging and terminating personnel, entering into and terminating contracts, selecting counsel for certain matters, expending amounts not to exceed, in the aggregate, USD$200,000 in any calendar year in furtherance of the Business, and generally taking all necessary and sufficient steps in furtherance of the Business and the Company’s business plan. The Executive shall attend all meetings of the stockholders and the Company’s Board, shall perform any and all related duties, shall have any and all additional powers as may be prescribed by resolution of the Board from time to time and shall be available to confer and consult with and advise the officers and directors of the Company at such times that may be required by the Board. Notwithstanding the foregoing, the Executive shall be entitled to perform all his duties hereunder from locations other than the Company’s main office as the Executive shall reasonably determine in his sole discretion. The Executive shall report to the Board. Except as provided above, the Executive shall not enter into any contract on behalf of the Company without authorization of the Board.

4.          Compensation  The Executive shall be entitled to all compensation in this Section 4 from April 16, 2012 forward as this was the date that the Executive began his services to the Company in his capacity as a director.

4.1
Base Salary.  The Executive shall be paid at the rate of USD$300,000 per annum during the Term of this Agreement (the “Base Salary”), subject to the usual withholding and in accordance with the usual payroll policies of the Company, but not less frequently than once per month.

Notwithstanding the foregoing, if during any year during the Term, the Company does not have Sufficient Funds (as hereinafter defined), then the Executive shall be paid only USD$150,000 during each such year, and USD$150,000 shall be deferred (the “Deferred Portion”) each such year until such time as the Company has Sufficient Funds. Within sixty (60) days of the Company having Sufficient Funds, all Deferred Portions hereunder shall be paid to the Executive in a single lump sum payment, subject to the usual withholding.

For purposes of this Agreement, the term “Sufficient Funds” shall be defined as when the Company achieves revenues of at least $4,000,000 per year or the Company receives aggregate gross proceeds from financing during the Term of at least $3,000,000.

4.2
Bonus. In addition to the Base Salary payable to the Executive under Section 4.1 above, the Executive shall be entitled to receive a performance bonus (“Bonus”) equal to 25% of the Base Salary in the event that the Company meets the performance goals and targets set forth in Exhibit A attached hereto.

4.3
Stock Options.  In addition to the compensation payable to the Executive under  Sections 4.1 and 4.2 above, the Executive shall be granted options to purchase five percent (5%) of the outstanding capital stock of the Company as of the date hereof at a purchase price of $0.10 per share, which options shall vest daily during the Term at an annualized rate of 25% per year. Notwithstanding the foregoing, upon the occurrence of a Change in Control, all remaining unvested options shall immediately vest.

For purposes of this Agreement, “outstanding capital stock” shall mean shares of common stock of the Company issued and outstanding on the date hereof plus all shares of common stock of the Company not issued and outstanding on the date hereof which are issued after the date hereof for any reason at any time during the Term. The Company and the Executive acknowledge that the number of shares which the Executive will have an option to purchase may increase during the Term in order to ensure that at all times following full vesting, the Executive shall have options entitling him to own five percent (5%) of the common stock of the Company.

If, prior to the exercise of any options granted herein, the Executive shall incur any tax liability imposed by any taxing authority on account of the grant of the options herein, the Company shall reimburse the Executive his tax costs and shall “gross up” such reimbursement to ensure that the Executive shall have borne no costs on account of the grant of options herein

4.4
Success Fee.  The Executive shall be paid a one-time success fee in the amount of USD$5,000,000 in the event that during the Term of this Agreement or if the agreement to sell as set forth in a –c below is in negotiation on the date of termination of this Agreement for any reason other than “just cause” as specified in Section 6.1(a) below, or if Executive has continued on the job for at least two (2) years then within six(6) months of termination for other than “just cause”:

(a)
The Company is “sold,” whether by the sale of all, or substantially all, of its common stock, or by the sale of all, or substantially all, of the Company’s assets, and whether in a single transaction, multiple transactions, or in a series of transactions, and whether to a single third party or to two or more third parties, where the value of the Company when “sold” is at least $100,000,000 (if the value is between $75,000,000 and $99,999,999.99 then the one-time success fee will be pro-rated); or

(b)
The Company merges with a third party, whether or not the Company or the third party is the surviving entity in the merger, where the value of the Company when merged is at least $100,000,000 (if the value is between $75,000,000 and $99,999,999.99 then the one-time success fee will be pro-rated); or

(c)
The Company engages in a reorganization with one or more third parties, whether or not the Company continues its corporate existence following the reorganization, where the value of the Company immediately prior to the reorganization is at least $100,000,000 (if the value is between $75,000,000 and $99,999,999.99 then the one-time success fee will be pro-rated).

Notwithstanding the foregoing, if the Company participates in a reorganization at any time during the Term, and such reorganization results in a material reduction of the assets or business of the Company, but the Executive does not terminate this Agreement for “good reason” as provided in Section 6.2, below, then the value of the Company for purposes of determining the Executive’s entitlement to the Success Fee hereunder shall be equal to the value of the Company plus the value of the business or assets which were removed from the Company as a consequence of the reorganization, with the value of the Company determined at the time of the event specified in paragraph (a), (b), or (c), above, and the value of the removed business or assets equal to the greater of the value at the time of the removal of said business or assets from the Company or the value at the time of the event specified in paragraph (a), (b), or (c), above.

4.5
Compensation Review.  The Company shall review the Executive’s compensation on a yearly basis and, upon reviewing the Executive’s performance, the Board, in its sole discretion, may increase the Base Salary and Bonus. In no event may the Executive’s Base Salary be reduced, the Bonus percentage be reduced, or the Bonus performance goals be materially increased, except that the Bonus performance goals will be evaluated at the beginning of each year and be mutually agreed upon by the Executive and the Board.

For purposes of this Agreement, a Change in Control shall be defined as any of the following events that occur after the date hereof:

(i)
the acquisition by any person or group of persons in any transaction or series of related transactions of direct or indirect beneficial ownership, of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company; or

(ii)
the sale or other transfer in one or more transactions, not in the ordinary course of the Company’s business, of assets constituting more than 50% of the assets of the Company (taken as a whole) to any other person or group of persons other than the current holders of 10% or more of the issued and outstanding securities of the Company, their affiliates, and their respective employees, officers, directors, blood or legal relatives, guardians, legal representatives, and trust for the primary benefit of any of such persons; or

(iii)	the reorganization of the Company resulting in a material reduction of the assets or business of the Company; or

(iv)	the cumulative change in the majority of members of the Board within a 24-month period.

5.	Expense Reimbursement and Other Benefits.

5.1
Insurance. During the Term, the Executive shall be entitled to participate in all life, short and long-term disability, health, medical insurance plans and programs, retirement, pension, profit sharing, or other plans applicable to executives of the Company.

5.2
Vacation. During the Term, the Executive shall be entitled to four (4) weeks paid vacation during each full year that he is employed by the Company. Vacations shall be taken by the Executive at times and with starting and ending dates determined by the Executive, taking into account the reasonable needs of the Company.

5.3
Out-of-Pocket Expenses.  The Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred in the performance of his duties hereunder; provided, that such expenses are acceptable to the Company, and provided further, that the Executive shall submit to the Company reasonable detailed receipts with respect thereto.  Any individual expense in excess of $5,000 must be pre-approved in writing by the Company’s Board.

5.4	D&O Insurance. During the Term, and for a period of five (5) years after the termination of this Agreement for any reason:

(a) The Company shall maintain a directors and officers insurance policywhich shall include the Executive as a covered individual thereunder,with a coverage amount of not less than Five Million Dollars($5,000,000); and

(b) The Company shall maintain a “drop down” insurance policysupplemental to the directors and officers policy referenced abovewhich shall designate the Executive as the covered individual, with acoverage amount of not less than One Million Dollars ($1,000,000).

6.	Termination.

6.1	Termination by the Company. The Company may terminate the employment of the Executive on thirty (30) days’ notice:

(a)	for reasons amounting to “just cause,” in which case the Executive shall only be paid all sums due and owing on the effective date of termination, including accrued, but unused, vacation; or

(b)	without “just cause” by the payment to the Executive of such amounts as set forth in Section 2 hereof.

For purposes of this Agreement, “just cause” shall mean (w) the Executive’s knowing failure to comply with any statutes or regulations applicable to the Company, which failure has a material adverse impact on the Company; (x) the Executive’s conviction for the commission of a felony; (y) the commission by the Executive of an act of theft, embezzlement, or fraud with respect to the Company which causes the Company to lose assets; or (z) conduct on the part of the Executive which constitutes activity in direct and substantial competition with the Company.

6.2	Termination by the Executive. The Executive may terminate this Agreement if he has “good reason” as follows:

(a)
The Executive shall provide the Company with reasonably detailed notice of the “good reason” (as hereinafter defined) and if the Company shall not have cured said “good reason” within thirty (30) days of such notice, this Agreement shall terminate and the Executive shall receive the benefits provided hereunder just as if he were terminated by the Company without “just cause.”

(b)
For purposes of this Agreement, “good reason” shall mean (v) a diminution of the Executive’s status, title, responsibilities or position, with respect to the Company; (w) a material breach of this Agreement by the Company; (x) the involuntary termination of Michael Francis’s financial, managerial, executive, or other association with the Company; (y) the reorganization of the Company resulting in a material reduction of the assets or business of the Company; or (z) the requirement of the Company that, without the Executive’s consent, the Executive be “based” at any office or location more than 20% further (in miles) than the Company’s offices in Morristown, New Jersey are from the Executive’s home in Englewood, New Jersey.

6.3
Termination upon Death.  This Agreement shall automatically terminate upon the death of the Executive in which case the estate of the Executive shall be paid all of the amounts payable to the Executive as Salary and Bonus which remain unpaid as of the date of the Executive’s death, plus all amounts payable under any applicable life insurance policy.

7.           Restrictive Covenants

7.1
Non-disclosure.  During the Term and for a period of one year thereafter, Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information, as such term is defined below, pertaining to the business of the Company, unless required to do so by a governmental agency or court of law.  Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to all of such information.  For purposes of this Agreement, “Confidential Information” means all material information about the Company's business disclosed to the Executive or known by the Executive as a consequence of or through his engagement by the Company (including information conceived, originated, discovered or developed by the Executive) after the date hereof, and not generally known.

7.2
Non-solicitation of Employees.  During the Term and for a period of one year thereafter, Executive shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months.

7.3
Covenant Not to Compete.  While the Company recognizes that the Executive will continue to engage in other managerial and investment activities during the Term, the Executive agrees that he will not, at any time, during the Term of this Agreement, and for two (2) years thereafter, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the Business, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by Executive, his spouse or his children is permitted if such investment is not more than 5% of the total debt or equity capital of any such competitive enterprise or business.  The Company shall have the right in its sole discretion to waive this Section 7.3.

7.4
Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Section 7.1, 7.2 or 7.3 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be impossible to ascertain.  As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 7 by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

8.           Indemnification.  The Company shall indemnify and hold harmless the Executive from and against any and all claims, damages, losses, expenses, penalties, judgments  or liabilities of any nature whatsoever, including, but not limited to, legal fees, expenses and costs associated with investigating or preparing the defense of any proceeding or investigation, giving testimony or furnishing documents in response to a subpoena (collectively, the “Losses”) to which the Executive may become subject in connection with, rising out of or related to this Agreement or to the operation and affairs of the Company provided, however, that foregoing indemnification will not apply to any Losses that are determined by final judgment (after all appeals and the expiration of time to appeal) of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of the Executive.

9.           Ownership of Intellectual Property.  All intellectual property or technology developed or produced by the Executive during his employment with the Company shall be owned solely by the Company and the Executive, by the execution of this Agreement, hereby expressly waives any right thereto and further waives any right to receive payment for such intellectual property or technology.

10.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey, without reference to conflicts of law principles.

11.         Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, delivered to the address set forth in the preamble, or such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner, and shall be deemed to have been given when delivered by hand or when deposited in the mail, by registered or certified mail, return receipt requested, postage prepaid, or via facsimile (with receipt confirmed) or via overnight courier.

12.         Successors.

12.1
Assignment.  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive.  The amounts due to the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

12.2
Successors of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successors to its business and/or assets.

13.         Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.  If such invalidity is caused by length of time, the otherwise invalid provision will be considered to be reduced to a period which would cure such invalidity.

14.         Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

15.         Damages.  Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.

16.         No Third Party Beneficiary.  Except as otherwise set forth in this Agreement, nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Executive, his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

           17.           Professional Fees. The Company shall pay all professional fees including, but not limited to, legal and accounting fees, incurred by the Executive on account of this Agreement, including the fees associated with the negotiation and execution of this Agreement, subject to an aggregate cap of $25,000 and any fees which may arise from and after the date hereof on account of this Agreement. For the avoidance of doubt, subsequent fees shall include all professional fees whether or not they arise from a dispute under this Agreement and, if from a dispute, regardless of the forum or mechanism utilized to resolve said dispute.  On the execution of this Agreement, the Company will pay all legal fees incurred to date (as supported by an appropriate invoice showing time actually incurred).  Subsequent payments up to the aggregate cap shall be payable upon receipt of appropriate invoices as reviewed by the Company and its corporate counsel.

           18.           No Publicity. Except as may be required by law, the Company shall make no announcement disclosing or concerning the execution of this Agreement, or its contents, without the prior consent of the Executive.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

THE EXECUTIVE MR. MARK LOWENTHAL	THE COMPANY BIONEUTRAL GROUP, INC.

By:
Title:

Exhibit A
Performance Goals and Targets

Bonus to be awarded upon achievement of the following goals indicated in the Company’s Annual Business Plan as agreed to by the Board of Directors:

●	50% of total Bonus on achievement of annual sales goal
●	25% of total Bonus on achievement of annual cash on hand at end of year goal
●	25% of Bonus on achievement of annual EBITDA goal

Bonus for the current fiscal year  ending on October 31, 2012 at the discretion of the Board of Directors